Entrex Carbon Market and Source Oil execute
Letter of Intent for Carbon Neutral Fuels

Boca Raton, Fla., May 12, 2021: The Entrex Carbon Market
(www.EntrexCarbonMarket.com) announced today the execution of a Letter of Intent (LOI) with Source Oil Energy, LLC to provide up to $3 billion in annual carbon offsets for their global Carbon Neutral Fuel Solutions.

Source has deep reach into Shipping, Bunker Fuel and Crude industry and has tremendous feedback from clients looking to offset their Carbon footprint through Carbon Neutral Fuel said Stephen H. Watkins, CEO of Entrex Carbon Market, a majority owned subsidiary of Entrex (OTC: UNSS). By working together, we anticipate providing a significant amount of Carbon Offsets through both existing and new carbon offsetting entities providing the offsets Source Oil needs for their programs.

Entrex offers us the best global price and supply of
offsets which our clients need to become and remain carbon neutral, and we plan to tie these offsets to their fuel consumption commented Michael Cox, President of Source
Oil Energy,  (whttp://www.sourceoilenergy.com/).
Significant attention has been created by the International
 Maritime Organization (IMO)and the International Chamber
 of Shipping (ICS) about reducing carbon creation from the
 shipping industry;   We believe working with Entrex we can
 offer an immediate solution to the challenges they address.

The relationship between Source and Entrex all started
through our Manufacturer Representative program said
Thomas Harblin of the Entrex Carbon Market.   We now have
over a dozen representatives who are finding all sorts of
relationships we never imagined.   This sales structure
has been innovative for our sector and should produce further results supporting the Entrex Carbon Markets mission.